Exhibit 11.1

                       ANDRX CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994




                                                1996           1995           1994
                                            ------------   ------------   ------------
Net loss                                    $(4,027,700)   $(5,187,000)   $(3,104,500)
                                            ===========    ===========    ===========

Actual weighted average shares
 of common stock outstanding                 12,148,000      9,297,900      8,548,800

Impact of shares issued within
 12 months of initial public offering,
 after application of the treasury method          --           92,000        103,000

Impact of warrants exercised within
 12 months of initial public offering,
 after application of the treasury method          --           40,400         90,100

Impact of options granted within
 12 months of initial public offering,
 after application of the treasury method          --           16,500         16,500
                                            -----------    -----------    -----------
Weighted average shares of
 common stock outstanding                    12,148,000      9,446,800      8,758,400
                                            ===========    ===========    ===========

 Net loss per share                         $     (0.33)   $     (0.55)   $     (0.35)
                                            ===========    ===========    ===========